UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 26, 2025

Atlas Energy Solutions Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41828	93-2154509
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5918 W. Courtyard Drive Suite 500
Austin, Texas		78730
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (512) 220-1200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	AESI	New York Stock Exchange
NYSE Texas, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

Master Lease Agreement and Interim Funding Agreement

On December 26, 2025, Atlas Energy Solutions Inc., a Delaware corporation (the “Company”), entered into a Master Lease Agreement (the “Lease Agreement”) by and between Galt Power Solutions LLC, a Texas limited liability company and indirect wholly-owned subsidiary of the Company (“Galt”), as lessee, and Stonebriar Commercial Finance LLC, a Delaware limited liability company (“Stonebriar”), as lessor, and an Interim Funding Agreement (the “Interim Funding Agreement” and, together with the Lease Agreement, the “Lease Documents”), by and between Galt and Stonebriar, pursuant to which Galt assigned a reservation agreement (the “Reservation Agreement”) for the manufacture of approximately 240 megawatts of power generation equipment (the “Equipment”) to Stonebriar and Stonebriar agreed to lease such power generation equipment back to Galt (the “Transaction”).

Pursuant to the Lease Documents, Stonebriar will make periodic advances up to $385.0 million and Galt will make payments to Stonebriar in two phases: (i) monthly rental payments in the amount of the unpaid balance of the aggregate amounts advanced by Stonebriar multiplied by a lease rate factor equal to a per annum rate equal to the sum of 1-Month SOFR plus 635 basis point and (ii) once Equipment (as defined in the Interim Funding Agreement) under the Reservation Agreement is delivered to and accepted by Galt, monthly rental payments in an amount set forth in the applicable Schedule (as defined in the Interim Funding Agreement) relating to such Equipment. The Lease Agreement provides that Galt may terminate the Lease Agreement (x) prior to the Term Expiration Date (as defined in the Lease Agreement) for an early termination price set forth on the Schedule for such Equipment or (y) on the Term Expiration Date as set forth on the Schedule for such Equipment, in each case, subject to certain terms and conditions described in the Lease Agreement. The obligations under the Lease Agreement are guaranteed on an unsecured basis by the Company.

The foregoing is qualified in its entirety by reference to the Lease Agreement and Interim Funding Agreement, copies of which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report and are incorporated herein by reference.

Fourth Amendment to ABL Credit Agreement

On December 26, 2025, Atlas Sand Company, LLC (“Atlas LLC”) and certain other subsidiaries of the Company entered into that certain Fourth Amendment to Loan, Security and Guaranty Agreement (the “Fourth ABL Amendment”), among Atlas LLC, as the borrower, the subsidiary guarantors party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent. The Fourth ABL Amendment amends that certain Loan, Security and Guaranty Agreement dated as of February 22, 2023, as amended.

The Fourth ABL Amendment permitted the Company to form Galt and to unconditionally guarantee Galt’s obligations under the Lease Agreement.

The foregoing is qualified in its entirety by reference to the Fourth ABL Amendment, a copy of which is filed as Exhibit 10.3 to this Current Report and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under and Off-Balance Sheet Arrangement of a Registrant.

The disclosures of the material terms and conditions of the Lease Agreement, the Interim Funding Agreement and the Fourth ABL Amendment contained in Item 1.01 above are hereby incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Master Lease Agreement, dated as of December 26, 2025, by and between Galt Power Solutions LLC and Stonebriar Commercial Finance LLC.
10.2#	Interim Funding Agreement, dated as of December 26, 2025, by and between Galt Power Solutions LLC and Stonebriar Commercial Finance LLC.
10.3

Fourth Amendment to Loan, Security and Guaranty Agreement, dated as of December 26, 2025, by and among Atlas Sand Company, LLC, as borrower, certain of its subsidiaries as guarantors, the financial institutions party thereto as lenders and Bank of America, N.A., as agent for the lenders.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).
#	Certain schedules, annexes or exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K, but will be furnished supplementally to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLAS ENERGY SOLUTIONS INC.

Date:	December 30, 2025	By:	/s/ John Turner
Name: John Turner Title: President and Chief Executive Officer